CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated May 7, 2008 on the financial statements of The Santa Barbara Group of Mutual Funds, Inc., comprising The PFW Water Fund and The Montecito Fund as of March 31, 2008 and for the periods indicated therein and to all references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Santa Barbara Group of Mutual Funds, Inc. Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

July 25, 2008